Exhibits 5.2 and 23.2

[LETTERHEAD OF SHEARMAN & STERLING LLP]

July 13, 2023

Toyota Motor Corporation

1 Toyota-cho

Toyota City, Aichi Prefecture 471-8571

Japan

Toyota Motor Corporation

Ladies and Gentlemen:

We have acted as counsel to Toyota Motor Corporation, a joint stock company incorporated under the laws of Japan (the “Company”), in connection with the purchase of $500,000,000 aggregate principal amount of the Company’s 5.275% Senior Notes due 2026, $500,000,000 aggregate principal amount of the Company’s 5.118% Senior Notes due 2028 and $500,000,000 aggregate principal amount of the Company’s 5.123% Senior Notes due 2033 (collectively, the “Notes”) pursuant to the Underwriting Agreement, dated July 6, 2023 (the “Underwriting Agreement”), among the Company and each of the representatives named therein. The Notes will be issued pursuant to a senior indenture, dated as of July 20, 2018 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies, of the following documents:

(a)	The Underwriting Agreement;

(b)	The Indenture;

(c)	The officer’s certificate relating to the Notes, dated July 13, 2023, delivered by the Company to the Trustee pursuant to the Indenture; and

(d)	The Notes in global form as executed by the Company.

The documents described in the foregoing clauses (a) through (d) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)

The automatic shelf registration statement on Form F-3 (Registration No. 333-265811) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on June 24, 2022 (such registration statement as so amended at the time of effectiveness, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, and the documents incorporated by reference therein, hereinafter collectively referred to as the “Registration Statement”).

(b)

The base prospectus, dated June 24, 2022 and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on June 24, 2022 (the “Base Prospectus”).

(c)

The preliminary prospectus supplement relating to the Notes, dated July 6, 2023 (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Preliminary Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Preliminary Prospectus”).

(d)	The free writing prospectus of the Company relating to the Notes, dated July 6, 2023, in the form first filed by the Company pursuant to Rule 433 under the Securities Act with the Commission.

(e)

The final prospectus supplement relating to the Notes, dated July 6, 2023 (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Final Prospectus”).

(f)

Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Company.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)

The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not:

(A)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Documents to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.        The Indenture has been duly executed and delivered by the Company to the extent such execution and delivery is a matter of New York law and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.        The Notes have been duly executed by the Company to the extent such execution is a matter of New York law and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)

Our opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)

Our opinions set forth above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)

Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. We understand that, with respect to all matters of laws of Japan, you are relying on the opinion of Nagashima Ohno & Tsunematsu, Japanese counsel to the Company, dated the date hereof.

We are attorneys admitted to practice in the State of New York and we do not express any opinion as to the laws of any other jurisdiction other than the federal law of the United States of America and, to the extent the laws of Japan may be relevant to this opinion letter, we have, with your permission, assumed the correctness of the opinion letter of the Company’s local counsel with respect to Japanese law addressed to you and dated the date hereof, without independently investigating or verifying the matters covered thereby. Our opinions are subject to the assumptions and limitations set forth in such opinions with respect thereto.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement and to the use of our name in the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

TM/BW/HP/TS

MI